January 8, 2014

VOXX International Corporation Reports Fiscal 2014 Third Quarter Results

HAUPPAUGE, N.Y., Jan. 8, 2014 /PRNewswire/ --

3Q14 Highlights:

•	Net income increases $2.2 million and EBITDA increases $1.9 million

•	Company reports earnings per diluted share of $0.63 vs. $0.56

•	Management lowers sales guidance to $825-$830; increases EBITDA guidance to $65 million and free cash flow guidance to $40 million

•	Company sees organic growth in FY15 of 3-4% with improved bottom-line performance

•	New organizational structure unveiled to drive innovation and OEM growth

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VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its Fiscal 2014 third quarter and nine months ended November 30, 2013.

Pat Lavelle, VOXX International's President and CEO stated, "Our results in the third quarter and through the first nine months of the year are tracking in line with our plan and we continue to make progress in executing our strategy. While we lowered sales guidance slightly, we have done so due to higher exited product category sales and a strategic decision to transition away from some online business to protect future margins. All in all, everything is materializing as expected. The markets are improving modestly, we're strengthening relationships with customers, and we're expanding our global distribution. The new products and programs we introduced at CES have been met with a lot of enthusiasm and I remain confident that we will be able to generate organic growth as we move into our next fiscal year. Additionally, as a result of other income recorded this past quarter, we are raising our EBITDA guidance to $65 million and believe free cash flow will improve to $40 million."

Fiscal Third Quarter
Net sales for the Fiscal 2014 third quarter ended November 30, 2013 were $245.8 million, an increase of 1.1% compared to net sales of $243.0 million reported in the comparable year-ago period.

Automotive sales for the quarter ended November 30, 2013 were $121.0 million, an increase of 2.4% over $118.2 million reported in the comparable period last year. Automotive sales were positively impacted by the continued strength in the Company's global OEM manufacturing lines, and specifically for rear seat entertainment, digital TV tuners, antennas and remote start products. This growth was partially offset by lower aftermarket fulfillment sales, primarily in satellite radio, lower sales of aftermarket car radios, and year-over-year declines in Venezuela, which were expected given foreign currency restrictions resulting from current economic and political conditions.

Premium Audio sales for the Fiscal 2014 third quarter were $65.6 million, an increase of 3.0% as compared to $63.6 million reported in the comparable period last year. The increase in this segment was driven by higher sales of new soundbars, and Bluetooth, wireless and cinema speaker products, partially offset by lower sales volumes internationally. During the quarter, the Company also phased out of certain products to make way for new product introductions, and passed on certain business opportunities to protect margins on a go-forward basis.

Consumer Accessories sales were $58.8 million for the quarter ended November 30, 2013, a decrease of approximately 3.5% as compared to $60.9 million reported in the comparable period last year. This decline was primarily related to lower international sales and decreased volume of certain domestic consumer products that the Company continues to gradually exit, including digital camcorders, digital voice recorders and digital media players. Offsetting this were higher sales of several domestic product lines, including Bluetooth wireless speakers, our Personal Sound Amplifier and our new Shutterball products.

As a percentage of sales for the Fiscal 2014 third quarter ended November 30, 2013, Automotive represented 49.2%, Premium Audio represented 26.7% and Consumer Accessories represented 23.9%. As a percentage of sales for the Fiscal 2013 third quarter ended November 30, 2012, Automotive represented 48.6%, Premium Audio represented 26.2% and Consumer Accessories represented 25.1%.

The gross margin for the quarter ended November 30, 2013 was 28.0%, a decrease of 80 basis points as compared to 28.8% for the same period last year. The decrease in gross margin was primarily due to lower margins in the Company's Premium Audio and Consumer Accessories segments as a result of lower international sales and the discounting of certain products. Gross margins in the Automotive segment increased 230 basis points as a result of improved margins on several international product lines and higher sales of OEM related products. Lower sales in Venezuela also negatively impacted gross margins for the comparable quarters.

Operating expenses for the period ended November 30, 2013 were $52.2 million, an increase of $2.1 million over $50.2 million reported in the comparable Fiscal 2013 period. This increase was due primarily to higher compensation and payroll expenses as a result of increased salaries and new hires, increased trade show and related marketing expenses to support new product launches, and restructuring expenses associated with warehouse consolidation and the Company's ERP upgrade, which will both lower expenses in future periods. These increases were partially offset by lower occupancy costs and decreases in professional and legal fees.

The Company reported operating income of $16.6 million for the period ended November 30, 2013 as compared to operating income of $19.8 million in the comparable year ago period. The decline in operating income is directly attributed to lower gross profit and higher expenses, despite higher sales volumes. Net income for the Fiscal 2014 third quarter was $15.4 million or net income per diluted share of $0.63 as compared to net income of $13.2 million and net income per diluted share of $0.56 for the comparable period last year. Net income for the three months ended November 30, 2013 was favorably impacted by an increase in other income as a result of a $4.3 million payment due from an OEM customer due to a contract shortfall, offset by lower interest and bank charges and higher income generated from the Company's joint venture, ASA Electronics.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the period ended November 30, 2013, was $27.7 million as compared to EBITDA of $25.8 million for the comparable period in Fiscal 2013. There were approximately $4.2 million in income adjustments related to the OEM contract shortfall, stock-based compensation and restructuring charges, resulting in Adjusted EBITDA of $23.5 million for the Fiscal 2014 third quarter as compared to Adjusted EBITDA of $25.7 for the Fiscal 2013 third quarter.

Mr. Lavelle continued, "In the U.S., retail sell-in was strong and we had a number of product load-ins prior to the Holiday selling season in our Premium Audio and Consumer Accessories segments. Reports on holiday spending thus far have been mixed, with growth in smartphones and tablets continuing to drive industry sales. We're not expecting a robust spending environment based on sell-thru, though we do see a stable U.S. consumer market, with increased demand for automotive products. Internationally, the markets have stabilized and we're hopeful that we'll see modest improvements throughout the Eurozone over the coming year. I believe we're positioned to grow our business organically, especially as we're almost done exiting certain lower-margin product categories and given that some of our newer products and categories are performing well, including soundbars, music systems, Bluetooth wireless speakers and a host of our automotive solutions. As such, we believe we're in a better position to exceed both our top and bottom-line performance in FY15."

Fiscal Nine Months
Net sales for the Fiscal 2014 nine-month period ended November 30, 2013 were $622.6 million, a decrease of 1.0% compared to net sales of $628.8 million reported in the comparable year-ago period.

Automotive sales for the nine month period ended November 30, 2013 were $324.8 million, an increase of 2.4% over $317.3 million reported in the comparable period last year. The Automotive segment was positively impacted by higher sales of OEM products, both domestically and abroad, behind programs with Ford, Nissan, Bentley, and others. Additionally, sales were positively impacted by the extra two weeks of sales generated at Hirschmann Car Communication, as the business was acquired in mid-March of last year. This increase was partially offset by continued declines in the aftermarket, primarily satellite radio, as well as lower sales in Venezuela given foreign currency restrictions imposed by government. Excluding the impact of the decline in satellite radio and in Venezuela sales, both of which were expected, the Automotive segment grew by $26.4 million or 8.3%.

Premium Audio sales for the Fiscal 2014 nine-month period were $146.5 million, a decrease of 0.9% as compared to $147.8 million reported in the comparable period last year. The decline in this segment was primarily related to lower European sales and the phase out of certain products this Fiscal year, offset by higher sales of the Company's new soundbar products, and Bluetooth, wireless and cinema speakers.

Consumer Accessories sales were $150.0 million for the nine month period ended November 30, 2013, a decrease of 7.9% as compared to $162.9 million reported in the comparable period last year. This decline was primarily related to lower international sales as a result of the prior year conversion of analog to digital broadcasting in Germany, and due to the economic climate in the Eurozone. Also contributing to the decline was the planned and continued exit of select consumer products domestically, partially offset by higher sales of wireless Bluetooth speakers, personal sound amplifiers, new ShutterBall products, as well as the Company's expanded distribution.

As a percentage of sales for the Fiscal 2014 nine-month period ended November 30, 2013, Automotive represented 52.2%, Premium Audio represented 23.5% and Consumer Accessories represented 24.1%. As a percentage of sales for the Fiscal 2013 nine-month period ended November 30, 2012, Automotive represented 50.5%, Premium Audio represented 23.5% and Consumer Accessories represented 25.9%.

The gross margin for the nine-month period ended November 30, 2013 was 28.5%, an increase of 60 basis points as compared to 27.9% for the same period last year. The increase in gross margin was primarily due to a 290 basis point improvement in gross margins in the Automotive segment, offset by lower margins in the Premium Audio and Consumer Accessories segment. For the Fiscal 2014 nine-month period, gross margins in both of these segments were unfavorably impacted by lower sales of certain higher margin products internationally. The Company reiterated that gross margins are tracking in line with plan for Fiscal year 2014.

Operating expenses for the nine-month period ended November 30, 2013 were $155.2 million, an increase of $9.7 million over $145.4 million reported in the comparable Fiscal 2013 period. This increase was due primarily to higher compensation and payroll expenses, an increase in research and development costs, given the high volume of Automotive OEM programs in development, and due to owning Hirschmann for the full nine-month period in Fiscal 2014 as compared to eight and a half months in Fiscal 2013. Operating expenses were also up as a result of related expenses associated with the Company's ERP system upgrade and Klipsch integration, partially offset by lower professional and legal fees, and lower occupancy costs.

The Company reported operating income of $22.2 million for the nine-month period ended November 30, 2013 as compared to operating income of $29.7 million in the comparable year ago period. Similar to the three-month period comparisons, operating income declined due to lower sales volumes and higher operating expenses, many of which are not expected to repeat in Fiscal 2015. Net income for the Fiscal 2014 nine-month period was $22.4 million or net income per diluted share of $0.93 as compared to net income of $12.2 million and net income per diluted share of $0.52 for the comparable period last year. Net income was favorably impacted by improved gross margins, improved performance of the Company's equity investment, lower interest expense and bank charges, lower acquisition and other professional fees, as well as funds the Company received as part of a contract shortfall payment due, class action settlement and funds recovered related to the Circuit City bankruptcy. Additionally, net income during the Fiscal 2013 nine-month period was unfavorably impacted by expenses associated with the patent lawsuit and losses on forward exchange contracts, offset by income related to favorable legal settlements.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the nine-month period ended November 30, 2013, was $50.3 million as compared to EBITDA of $36.4 million for the comparable period in Fiscal 2013, an increase of $13.9 million. There were approximately $7.6 million in income adjustments related to a contract shortfall from one of the Company's OEM customers, restructuring charges, net settlements, the Circuit City recovery, Asia warehouse relocation expenses, and stock-based compensation in Fiscal 2014. This compares to $12.7 million in adjustments in the comparable Fiscal 2013 period which are related to net patent settlements, acquisition costs and foreign exchange losses related to our Hirschmann acquisition, Asia warehouse relocation charges and stock-based compensation. As a result, Adjusted EBITDA for the Fiscal 2014 nine-month period was $42.7 million as compared to $49.1 million in the comparable Fiscal 2013 period.

Lavelle concluded, "We're generating good cash flow and paying down our debt. Our strategy remains to be opportunistic in the M&A environment and barring acquisitions; we expect to have debt under $100 million by the end of our Fiscal year. Things are shaping up as planned and we look forward to finishing out our Fiscal year as we work towards increasing shareholder value, both near- and long-term."

Non-GAAP Measures
EBITDA, Adjusted EBITDA and diluted adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net income, computed in accordance with GAAP, before interest expense, taxes and depreciation and amortization. Adjusted EBITDA represents net income, computed in accordance with GAAP, before interest and bank charges, taxes, depreciation and amortization, stock-based compensation expense, restructuring charges, litigation settlements, certain recoveries and contract settlements, and costs and foreign exchange gains or losses relating to acquisitions. Depreciation, amortization, and stock-based compensation expense are non-cash items. Diluted adjusted EBITDA per common share represents the Company's diluted earnings per common share based on adjusted EBITDA.

We present EBITDA, adjusted EBITDA and diluted adjusted EBITDA per common share in this release and in our Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. EBITDA, adjusted EBITDA and diluted adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs and foreign exchange gains or losses relating to our acquisitions, stock-based compensation expense, litigation settlements, certain recoveries and contract settlements, and relocation and restructuring charges allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income prepared in accordance with GAAP. EBITDA, adjusted EBITDA and diluted adjusted EBITDA per common share are not intended to represent, and should not be considered to be more meaningful measures than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Conference Call Information
The Company will be hosting its conference call on Thursday, January 9, 2014 at 10:00 a.m. ET. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-665-2462; international: 970-315-0515). For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 855-859-2056; international replay: 404-537-3406; conference ID: 29637635).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Through its wholly-owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas. The Company's brands also hold #1 market share for TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.

Today, VOXX International is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers. The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Excalibur® and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®,

Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™. The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2013.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	November 30, 2013	February 28, 2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$16,328	$19,777
Accounts receivable, net	181,461	152,596
Inventory, net	160,853	159,099
Receivables from vendors	6,407	9,943
Prepaid expenses and other current assets	12,718	12,017
Income tax receivable	439	448
Deferred income taxes	4,472	3,362
Total current assets	382,678	357,242
Investment securities	14,160	13,570
Equity investments	20,089	17,518
Property, plant and equipment, net	79,754	76,208
Goodwill	149,075	146,680
Intangible assets, net	201,495	205,398
Deferred income taxes	901	924
Other assets	11,478	11,732
Total assets	$859,630	$829,272
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$76,347	$56,894
Accrued expenses and other current liabilities	61,503	51,523
Income taxes payable	8,543	5,103
Accrued sales incentives	21,373	16,821
Deferred income taxes	1,169	178
Current portion of long-term debt	19,047	26,020
Total current liabilities	187,982	156,539
Long-term debt	115,963	148,996
Capital lease obligation	5,876	5,764
Deferred compensation	5,630	4,914
Other tax liabilities	8,661	9,631
Deferred tax liabilities	44,382	43,944
Other long-term liabilities	14,882	14,948
Total liabilities	383,376	384,736
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	276	254
Paid-in capital	289,604	283,971
Retained earnings	207,597	185,168
Accumulated other comprehensive loss	(2,872)	(6,497)
Treasury stock	(18,351)	(18,360)
Total stockholders' equity	476,254	444,536
Total liabilities and stockholders' equity	$859,630	$829,272

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2013	2012	2013	2012
Net sales	$245,814	$243,036	$622,604	$628,787
Cost of sales	177,016	173,087	445,191	453,656
Gross profit	68,798	69,949	177,413	175,131
Operating expenses:
Selling	15,026	13,515	40,751	38,227
General and administrative	31,422	29,650	89,403	84,466
Engineering and technical support	5,740	6,938	23,701	21,042
Restructuring expense	32	—	1,324	—
Acquisition-related costs	—	56	—	1,707
Total operating expenses	52,220	50,159	155,179	145,442
Operating income	16,578	19,790	22,234	29,689
Other income (expense):
Interest and bank charges	(1,830)	(2,286)	(5,609)	(6,223)
Equity in income of equity investees	1,520	1,180	4,772	3,730
Other, net	5,565	776	11,293	(9,223)
Total other income (expense), net	5,255	(330)	10,456	(11,716)
Income before income taxes	21,833	19,460	32,690	17,973
Income tax expense	6,409	6,258	10,261	5,751
Net income	$15,424	$13,202	$22,429	$12,222
Other comprehensive income (loss):
Foreign currency translation adjustments	4,658	1,469	4,096	(3,723)
Derivatives designated for hedging	(744)	(93)	(430)	7
Pension plan adjustments	(29)	—	(41)	—
Unrealized holding gain on available-for-sale investment securities arising during the period, net of tax	—	—	—	6
Other comprehensive income (loss), net of tax	3,885	1,376	3,625	(3,710)
Comprehensive income	$19,309	$14,578	$26,054	$8,512

Net income per common share (basic)	$0.63	$0.56	$0.93	$0.52
Net income per common share (diluted)	$0.63	$0.56	$0.93	$0.52
Weighted-average common shares outstanding (basic)	24,341,897	23,434,965	24,060,492	23,377,859
Weighted-average common shares outstanding (diluted)	24,424,956	23,536,140	24,209,611	23,593,040

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net Income to Adjusted EBITDA
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2013	2012	2013	2012
Net income	$15,424	$13,202	$22,429	$12,222
Adjustments:
Interest expense and bank charges	1,830	2,286	5,609	6,223
Depreciation and amortization	4,040	4,024	12,000	12,173
Income tax expense	6,409	6,258	10,261	5,751
EBITDA	27,703	25,770	50,299	36,369
Stock-based compensation	63	63	552	190
Circuit City recovery	—	—	(940)	—
Net settlements	—	(215)	(4,025)	7,350
Contract shortfall	(4,313)	—	(4,313)	—
Asia warehouse relocation	—	—	(208)	789
Restructuring charges	32	—	1,324	—
Acquisition related costs	—	56	—	1,707
Loss on foreign exchange as a result of Hirschmann acquisition	—	—	—	2,670
Adjusted EBITDA	$23,485	$25,674	$42,689	$49,075
Diluted earnings per common share	$0.63	$0.56	$0.93	$0.52
Diluted adjusted EBITDA per common share	$0.96	$1.09	$1.76	$2.08